EX-99.B-77I

                 WADDELL & REED ADVISORS CASH MANAGEMENT, INC.

SUB-ITEM 77I   Terms of new or amended securities:

               Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors hereby, in accordance with Sections 2-105 and 2-605(a)(4) of the Maryland General Corporation Law, redesignates the shares previously designated as Waddell & Reed Money Market B shares of the Fund as Waddell & Reed Money Market C shares of the Fund and combines such redesignated shares and the Waddell & Reed Money Market C shares of the Fund, effective March 24, 2000.

               Pursuant to approval by the Board of Directors of the Corporation on May 17, 2000, and to become effective June 30, 2000, Waddell & Reed Money Market C shares were closed to new and subsequent investments (including exchanges into the Class) although Waddell & Reed Money Market C shareholders may continue or elect to receive their dividends paid in additional shares of this class.